Natural Gas Services Group, Inc. Exhibit 10.1
404 Veterans Airpark Lane Suite 300
Midland, TX 79705

June 9, 2022

Mr. John W Chisholm
John Chisholm Group, LLC
9595 Six Pines, Unit 8210
The Woodlands TX 77380

Ref: Letter Agreement to Serve as Interim President & Chief Executive Officer
Natural Gas Services Group, Inc.

Dear John:

You have agreed to serve as Interim Chief Executive Officer and President (“Interim Executive”) of Natural Gas Services Group, Inc. (the “Company”) during the Company’s current executive transition and search for a permanent Chief Executive Officer and President. This letter agreement (the “Agreement”) sets forth the terms of your engagement as the Company’s Interim Executive and is effective as of June 9, 2022 (the “Effective Date”).

1. Position. In your position as Interim Executive, you will report to the Company’s Board of Directors (the “Board”). The Interim Executive position is a full-time position, although it is understood that your work time will be split between the Company’s headquarters in Midland, Texas and your office in Houston, Texas. It is also understood that you have other business interests that will require attention during your service as Interim Executive. The Company will provide reasonable accommodation to conduct such other business as necessary; in return, you agree to make all reasonable efforts to discharge the duties and responsibility of Interim Executive which are set forth in this Agreement. You also agree not to engage in any business activity that would create a conflict of interest with the Company.

2. Term. From June 1, 2022, your position as Interim Executive may continue, at the latest, until the earlier of date on which a permanent successor Chief Executive Officer is hired and commences employment with the Company of twelve (12) months. (the “Interim Term”). At the sole discretion of the board (and upon acceptance of the Interim Executive), the Interim Term may be extended for an addition six (6) months. The Interim Term, in any event, shall not extend beyond eighteen (18) months from the date of this Agreement. Subject to your re-election to the Board of Directors at the 2022 annual meeting of shareholders, the Company expects that you will remain on the Board as a non-employee director following the end of the Interim Term.

3. Position and Duties:

a.As Interim Executive, you shall have such responsibilities, duties, and authorities as are commensurate with the position of Interim Executive, or as are assigned to you by the Board of Directors of the Company (the “Board”).

b.During the Interim Term you shall remain a member of the Board, but shall now also be an employee of the Company. During your term as Interim Executive, you shall not be entitled to receive compensation to which you were entitled as an independent director of the Company.

c.You agree that you shall resign as a member of any Committee of the Board on which you currently serve and shall not serve as a member of any Board Committee requiring independent members at any time during the Interim Term.

d.In your role as Interim Executive, you shall fulfill your duties and responsibilities in a diligent, trustworthy, and appropriate manner and in compliance with the policies and practices of the Company and applicable law.

e.During the Term, your primary business focus shall be on your duties as Interim Executive and you shall exert your reasonable best efforts in such role and shall carry out your duties in good faith so as to promote the purpose and mission of the Company.

Chisholm Letter Agreement – Natural Gas Services Group, Inc.
June 9, 2022
f.You shall be allowed to continue to engage in all businesses that you engage in as of the date of this Agreement, including without limitation your continued service on the Board, so long as such activities do not create an actual or reasonably foreseeable potential conflict of interest with, or materially interfere with the performance of, your duties hereunder, in each case as determined in the reasonable judgment of the Board.

4. Sign-On Bonus: The Company will grant the Interim Executive, as of the Effective Date, options to purchase 175,000 shares of the Common Stock of the Company under the following terms:

a.25,000 options to purchase common shares of the Company at a price of $15.00 per share. The options will vest on the Effective Date of this Agreement and expire 18 months from the Effective Date of this Agreement.

b.50,000 options to purchase common shares of the Company at a price of $16.00 per share. The options will vest on the first anniversary of the Effective Date of this Agreement and expire on the second anniversary of the Effective Date this Agreement.

c.50,000 options to purchase common shares of the Company at a price of $16.50 per share. The options will vest on the first anniversary of the Effective Date of this Agreement and expire thirty (30) months from the Effective Date of this Agreement.

d.50,000 options to purchase common shares of the Company at a price of $17.00 per share. The options will vest on the first anniversary of the Effective Date of this Agreement and expire on the third anniversary of the Effective Date of this Agreement.

As consideration for accepting the role as Interim Executive and to cover certain transition-related expenses and costs associated with accepting the position, the Interim Executive will, on the Effective Date, receive a cash payment of $ 100,000.

5. Ongoing Cash Compensation: During the initial term you will be paid cash compensation at the rate of $50,000 per month (the “Cash Compensation”), with a guaranteed minimum of twelve (12) months of payments, payable through the established practices of the Company’s payroll.

6. Bonus Upon Completion of Service: The Interim Executive will be eligible for a Completion of Service Success Bonus (the “Success Bonus”) upon the termination of his duties based on objective criteria developed by the Compensation Committee of the Board of Directors, the details of which will be provided in the relevant compensation filings of the Company. The Success Bonus will take into account the Interim Executive’s success at achieving various tactical and strategic objectives established by the Compensation Committee as well as the financial performance and performance of the Company’s publicly traded securities during the Term of this Agreement. In any event, the total value of such performance bonus shall not exceed $ 500,000.

7. Other Compensation Considerations: Subject to applicable law, the Interim Executive hereby waives, relinquishes and forever releases the Company and any and all related respective retirement and benefit plans from any and all rights to awards, payments and benefits that you may otherwise have under the terms thereof. Without limiting the foregoing, and for the avoidance of doubt, the Interim Executive will not be eligible to participate in the Company’s Deferred Compensation Plan and welfare benefit plans.

8. Expenses. The Company will reimburse the Interim Executive for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim Executive on behalf of the Company.

9. Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured in your capacities as Interim Executive and as director of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time.

Chisholm Letter Agreement – Natural Gas Services Group, Inc.
June 9, 2022
10. Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees (including, but not limited to, the Company’s Invention Agreement, Conflicts of Interest Agreement, Non-Disclosure Agreement and Non-Compete Agreement), as well as the Company’s Standards of Conduct.

11. Reimbursement of Legal Fees. The Company will reimburse you for reasonable legal and/or advisory fees incurred in connection with your review and negotiation of this Agreement and any other agreement at the end of your Interim Term in an amount not to exceed Five Thousand Dollars ($5,000).

12. Representations: By accepting this offer, you unconditionally agree not to use in connection with your employment with the Company any confidential or proprietary information which you have acquired in connection with any former employment or reveal or disclose to the Company or any of employees, agents, representatives or vendors of any the Company, any confidential or proprietary information that you have acquired in connection with any former employment. You represent that you are accepting the Company’s offer in good faith, and that you understand that the Company will rely on your acceptance. The terms of the offer are considered confidential and should not be shared with any other company, including your current employer.

13. Governing Law; Forum: This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, not including the choice-of-law rules thereof. You and the Company consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Midland County, Texas for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

14. Withholdings: All payments provided for herein in your capacity as Interim Executive shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.

15. Section 409A: This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). If required by Section 409A, no payment or benefit constituting nonqualified deferred compensation that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. If you are deemed on the date of termination to be a “specified employee” within the meaning of the term under Section 409A, then with regard to any payment or the provision of any benefit under any agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. You agree to negotiate with the Company in good faith to make amendments to this Agreement as you and the Company mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Agreement (including any taxes, interest and penalties under Section 409A), and the Company shall have No obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

16. Entire Agreement: This Agreement supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with the Company, and contains the entire agreement between you and the Company regarding your employment with the Company. The terms set forth in this letter may not be modified, except in writing signed by an authorized representative of the Company, which expressly states the intention of the Company to modify the terms of this Agreement.

Chisholm Letter Agreement – Natural Gas Services Group, Inc.
June 9, 2022

17. Assignment; Binding Effect: You understand that you have been selected for employment by the Company on the basis of your personal qualifications, experience, and skills. You agree, therefore, that you cannot assign all or any portion of your performance under this Agreement. The Company may assign this Agreement to the purchaser of substantially all of the assets of the Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns.

John, we are pleased that you have agreed to serve as the Interim Executive of Natural Gas Services Group, Inc. If you are in agreement and accept this offer, please execute as indicated below and return it via email to micah.foster@ngsgi.com.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.

/s/: David L. Bradshaw
David L. Bradshaw
Lead Independent Director

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated: June 9, 2022 Signature: /s/: John W. Chisholm
John W. Chisholm

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